Exhibit 15.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AUDITORS

To the shareholders of:
KEDDEM BIOSCIENCE LTD.

We have audited the balance sheets of Keddem Bioscience Ltd. an Israeli corporation in the development stage (hereafter- the “Company”) as of December 31, 2007 and 2006 and the related statements of operations, capital deficiency and cash flows for the years then ended and for the period from August 1, 2004 (date of commencement of operation) to December 31, 2007. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006 and the results of its operations, changes in capital deficiency and its cash flows for the years then ended and for the period from August 1,2004 (date of commencement of operation) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1a(1) to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1a(1). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tel-Aviv, Israel
March 13, 2008